Pricing Supplement No Euro D174      Dated 1/4/96          Rule 424(b)(3)
(To Prospectus dated October 12, 1994 and                  File No. 33-54929
Prospectus Supplement dated October 12, 1994)                    and 33-51269
                                This Pricing Supplement consists of 3 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  Yen 500,000,000
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:  Yen 498,750,000
Commission or Discount on original issuance:  Yen 1,250,000
Salomon Brothers International Limited's capacity on original issuance:
       | |  As agent      |X|  As principal
    If as principal
       |X|  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  1/10/96
Stated Maturity:  3/29/99
Specified Currency:  Yen
    (If other than U.S. Dollars)
Authorized Denominations:  Yen 100,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:  3/29 & 9/29.  First coupon pays 3/29/96.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):  1.20% from 1/10/96 to but not including 3/29/96.  Two multiplied by the 6 month Yen Libor rate thereafter.
    Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  On interest payment dates.
Rate Determination Dates:  2 business days prior to interest payment dates.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  6 month
Spread (+/-):    0
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  2.00 from 3/29/96 to but not including 3/29/97
                        2.25 from 3/29/97 to but not including 3/29/98
                        2.50 from 3/29/98 to but not including 3/29/99
Minimum Interest Rate:  n/a
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No

Pricing Supplement No. Euro D 174 dated January 4, 1995
(to Prospectus Supplement dated October 12, 1994
to Prospectus dated October 12, 1994)

               DESCRIPTION OF THE NOTE

General

          The description in this Pricing Supplement of the particular terms of the Bearer Note offered hereby (the "Note") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made.

          "6 Month JPY LIBOR", with respect to any Interest Reset Date, means the rate for deposits in Japanese Yen for a period of six months which appears on the Telerate Page 3750 (or any successor page thereto) at 11:00 a.m. London Time on the second preceding Business Day. However, if the rate described in the preceding sentence does not appear on any such second preceding Business Day, 6 Month JPY LIBOR shall be the rate determined on the basis of the rates at which deposits in Japanese Yen are offered by the "Reference Banks" (as defined below) at approximately 11:00 a.m., London Time on the relevant Business Day to prime banks in the London market for a period of 6 months commencing on the relevant Interest Reset Date and in a "Representative Amount" (as defined below). The Calculation Agent will request the principal office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, 6 Month JPY LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, 6 Month JPY LIBOR will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m. New York City time on any day for loans in Japanese Yen to leading European banks for a period of six months commencing on the relevant Interest Reset Date and in a Representative Amount.

          6 Month JPY LIBOR with respect to any day during an Interest Determination Period means the rate for deposits in Japanese Yen for a period of six months which appears on the Telerate Page 3750 (or any successor page thereto) at 11:00 a.m. London Time on such day, if it is a Business Day. If such day is not a Business Day, 6 Month JPY LIBOR shall mean the rate for deposits in Japanese Yen for a period of six months which appeared on the Telerate Page 3750 (or any successor page thereto) at 11:00 a.m. London Time on the first preceding Business Day. However, if the rate described in the preceding two sentences does not appear on any such Business Day or first preceding Business Day, 6 Month JPY LIBOR shall be the rate determined on the basis of the rates at which deposits in Japanese Yen are offered by the "Reference Banks" (as defined below) at approximately 11:00 a.m., London Time on the relevant Business Day to prime banks in the London market for a period of 6 months commencing on the relevant Interest Reset Date and in a "Representative Amount" (as defined below). The Calculation Agent will request the principal office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, 6 Month JPY LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, 6 Month JPY LIBOR will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m. New York City time on any day for loans in Japanese Yen to leading European banks for a period of six months commencing on the relevant Interest Reset Date and in a Representative Amount.

          "Representative Amount" means an amount that is representative of a single transaction in the relevant market at the specified time.

         "Reference Banks" means four major banks in the London, England interbank market.


Pricing Supplement No. Euro D 174 dated January 4, 1995
(to Prospectus Supplement dated October 12, 1994
to Prospectus dated October 12, 1994)



                        DESCRIPTION OF JAPANESE YEN

                The yen is the national currency of Japan. Japanese bank notes are issued by The Bank of Japan, which was established in 1882 and is Japan's central bank and the sole bank of issue. On January 4, 1996, the noon buying rate for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was Yen 106.41 = $1.00.

                The exchange rate between the yen and the dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Japan and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Japan and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Japanese yen have been highly volatile.